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Genocea Presents Preclinical Research that Shows Inhibitory Neoantigens Stifle Protective Anti-Tumor Immune Responses at Society for Immunotherapy of Cancer (SITC)

Proportions of inhibitory neoantigens found in cancer patients with the ATLAS™ biology-driven platform may also predict patient responses to immunotherapy

Confirm positive GEN-009 clinical immunogenicity results

CAMBRIDGE, Mass., November 5, 2019 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, today announced preclinical and clinical data demonstrating that ATLAS™ can identify relevant neoantigens and exclude inhibitory neoantigens that suppress anti-tumor immune responses at the 34th Annual Meeting of the Society for Immunotherapy of Cancer (SITC), taking place from November 6 – 10, 2019 in National Harbor, Maryland. ATLAS is Genocea’s unique platform that profiles each patient’s T cell responses to every candidate neoantigen to select those driving pre-existing anti-tumor responses. Additional data will also be presented, demonstrating that inhibitory neoantigen profiles may predict if a patient will respond to immunotherapy and confirming broad immune response data for the company’s novel neoantigen therapy GEN-009.

“Our preclinical findings represent exciting and powerful new discoveries in the role that inhibitory neoantigens play in response to immunotherapies,” said Tom Davis, M.D., Chief Medical Officer, Genocea. “Through these data, we demonstrate the power of the ATLAS platform to identify and target only those neoantigens with a high propensity to drive anti-tumor responses while excluding inhibitory, immunosuppressive antigens. We are also pleased to share additional GEN-009 results, which round out the GEN-009 clinical immunogenicity data set from our initial patient cohort and confirm the relevance of these preclinical findings in advancing patient treatment.”

The following posters will be located in Prince George's Exhibition Halls AB. Odd-numbered posters will be presented on Friday, November 8th from 12:30 – 2:00 p.m. ET and 6:30 – 8:00 p.m. ET, and even-numbered posters will be presented on Saturday, November 9th from 12:35 – 2:05 p.m. ET and 7:00 – 8:30 p.m. ET.

Summary of Poster #P678 – Vaccine neoantigens empirically identified through the ex vivo ATLAS™ platform promote potent therapeutic responses to cancer in mice

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ATLAS screening of mutations from B16F10 melanoma identified approximately 4 percent of mutations as neoantigens, and 3.5 percent of mutations as eliciting potentially deleterious inhibitory T cell responses; the majority were not algorithm-predicted.

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When an ATLAS-identified stimulatory neoantigen was combined in a vaccine formulation and therapeutically administered as monotherapy into tumor-bearing mice, tumor growth was either significantly delayed or completely abrogated in all mice.

•	Vaccination with inhibitory neoantigens suppresses anti-tumor immune responses.

Summary of Poster #P417 – ATLAS™ identifies relevant neoantigens for therapeutic anti-tumor vaccination and may serve as a biomarker for efficacy of immunotherapy of solid tumors

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In an analysis of the first six patients who participated in the GEN-009 phase 1/2a study, ATLAS identified neoantigens by recalling both stimulatory and inhibitory neoantigen-specific T cell responses; many of which were not predicted using in silico approaches.

•	Post-vaccination predicted neoantigens were not more immunogenic than not predicted neoantigens.

•	In a separate analysis including non-vaccinated subjects, the proportion of inhibitory to stimulatory neoantigen-specific responses may be a biomarker of immunotherapy success.

Summary of Poster #P420 – Broad immunogenicity from GEN-009, a neoantigen vaccine using ATLAS™, an autologous immune assay, to identify immunogenic and inhibitory tumor neoantigens

•	GEN-009-101 is a phase 1/2a study testing safety, immunogenicity and clinical activity in immune responsive tumors (NCT03633110).

•	The vaccine was well-tolerated with only grade 1/2 adverse events reported.

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With data from patients enrolled (n=5), vaccination elicited both CD8+ and CD4+ T cell responses in all subjects, as measured by ex vivo and in vitro stimulation fluorospot assays, and confirms broad immune responses generated against 98 percent of all immunized neoantigens with a range of tumor types.

About Genocea Biosciences, Inc.
Genocea is a biopharmaceutical company developing personalized cancer immunotherapies. Our unique ATLAS™ technology platform allows us to identify targets based on each person’s tumor antigen-specific T cell responses. Using ATLAS, we can both optimize neoantigens for inclusion in our immunotherapies and exclude inhibitory antigens that exert an immunosuppressive effect on anti-tumor immune responses. We are advancing complementary programs built from ATLAS insights: GEN-009, our neoantigen vaccine candidate for which we are conducting a Phase 1/2a clinical trial across a variety of solid tumor types, and GEN-011, our neoantigen-specific adoptive T cell therapy, for which we intend to file an Investigational New Drug Application in the first half of 2020. To learn more, please visit www.genocea.com.

Forward-Looking Statements
This press release includes forward-looking statements, including statements relating to GEN-009 and GEN-011, within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Applicable risks and uncertainties include those identified under the heading "Risk Factors" included in Genocea's Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequent SEC filings. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.